Exhibit 10.26
SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (the “Agreement”) is entered into among James River Group, Inc. (the “Parent Company”), its subsidiaries Stonewood Insurance Company (“SIC”), Falls Lake Insurance Management Company, Inc. (“FLIMCO”), Falls Lake National Insurance Company (formerly Stonewood National Insurance Company), Falls Lake General Insurance Company, and Falls Lake Fire and Casualty Company (together, the “Subsidiary Companies”) and Steven J. Hartman (“Employee”) (Parent Company and Subsidiary Companies and Employee will be collectively referred to hereinafter as the “Parties”).
WHEREAS, Employee is employed by the Parent Company and Subsidiary Companies (together, the “Company”) as the President and Chief Executive Officer of the Subsidiary Companies pursuant to an amended and restated employment agreement dated April 2, 2018 (the “Employment Agreement”);
WHEREAS, Employee’s employment by the Company ended on October 18, 2018 (the “Separation Date”);
WHEREAS, the Parties seek to fully and finally settle all existing claims, whether or not now known, arising out of Employee’s separation from the Company on the terms set forth herein;
NOW THEREFORE, the Parties mutually understand and agree as follows:
1.Payments to Employee.
(a)FLIMCO shall pay to Employee “Severance Pay” and an “Additional Separation Payment” subject to Employee’s satisfying all of the following conditions: (i) the Company’s timely receipt of this Agreement executed by Employee and Employee’s not exercising his right of revocation (as described below) of this Agreement; (ii) the expiration of the seven (7)-day period within which Employee may revoke the Release (the “Revocation Period”) and Employee’s not timely revoking the Release; and in the case of the Additional Separation Payment, the condition set forth in Section 1(e). Severance Pay means: (x) an amount equal to Employee’s annual base salary of $497,474.88 for a period of eighteen (18) months, amounting to an aggregate total of $746,212.32, after the Separation Date, which shall be paid in periodic installments in accordance with FLIMCO’s normal payroll practices in effect as of the Separation Date commencing on the first payroll cycle which is at least ten (10) business days after the 45th day after the Separation Date; (y) the unpaid portion of the discretionary bonus awarded to Employee for 2017, in the gross amount of $80,107.00, which shall be paid at the time provided for the payment of such portion of the 2017 bonus when it was awarded; and (z) the continuation of coverage under all employee benefit insurance plans in which Employee was a participant as of the Separation Date, to the extent such post-employment coverage is authorized by such plans, at FLIMCO’s expense for the period of eighteen (18) months after the Separation Date, provided, however if post-employment coverage is not authorized under such health insurance plan, then FLIMCO will pay Employee a lump sum of $13,572.72 on the first payroll cycle described above. Additional Separation Payment means a payment in the gross amount of $497,474.88, which Employee would not otherwise be entitled to receive under the Employment Agreement, with the Additional Separation Payment to be paid in 2019, on or before March 15, 2019.
(b)All payments pursuant to this Agreement will be subject to all applicable taxes and other lawful withholdings. For purposes of this Agreement, “Separation Date” means the date of Employee’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (“Section 409A”). Each payroll period payment described in this Section 1 shall be treated as a separate payment for purposes of Section 409A.
(c)Appendix A to this agreement details vested and unvested options awards and unvested restricted share units as of the Separation Date. Any restricted share units or stock option awards to Employee that have not vested by the Separation Date shall not vest (“Unvested Equity Awards”).
(d)Notwithstanding any provision of this Agreement to the contrary, all compensation and benefits paid pursuant to Section 1(a) of this Agreement shall cease and Executive shall promptly return any amount paid under Section 1(a) to FLIMCO if Employee violates any of the terms of Section 4 or Section 5 of the Employment Agreement during the Restricted Period (as defined in the Employment Agreement), including, without limitation, disclosure of the fact of Employee’s separation from the Company prior to the public disclosure of the same by Holdings Group (as defined in the Employment Agreement). Employee acknowledges that this separation information constitutes Confidential Information as defined in, and that is subject to, Section 4(a)(i) of the Employment Agreement. In addition to these remedies, the Parent Company, the Subsidiary Companies and the Holdings Group (as defined in the Employment Agreement) shall have all other remedies provided by the Employment Agreement and by law for the breach of Section 4 or Section 5 of the Employment Agreement.
(e)Notwithstanding any provision of this Agreement to the contrary, Employee acknowledges that he is not entitled to receive the Additional Separation Payment under the terms of the Employment Agreement. In addition to the conditions set forth in Section 1(a) to the payment of the Additional Separation Payment, it shall be an additional condition for payment of the Additional Separation Payment that Employee not trade in (buy or sell) any securities of James River Group Holdings, Ltd. (“JRGH”) until 48 hours after the widespread public release of JRGH’s results for the quarter ended September 30, 2018.
2.Consideration. Employee acknowledges that the Severance Pay, the Additional Separation Payment, and other consideration set forth herein exceeds that to which Employee would otherwise be entitled upon separation from the Company without providing a release of claims under the normal operation of the Company’s benefit plans, policies, and/or practices. Irrespective of whether Employee signs this Agreement, Employee will retain any rights Employee may otherwise have to medical, dental, and vision benefits continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, or other applicable law (which rights will be explained in greater detail in a separate notice provided to Employee), and will be paid all compensation and benefits earned through the Separation Date, as follows:
(a)accrued but yet unpaid base salary earned through the Separation Date will be paid on the first payroll date following the Separation Date; and
(b)reasonable business expenses incurred, but not paid prior to, the Separation Date will be reimbursed within forty-five (45) days after the Separation Date.
3.Waiver and Release. For valuable consideration from FLIMCO on behalf of the Company, receipt of which is hereby acknowledged, Employee waives, releases, and forever discharges the Parent Company and the Subsidiary Companies, and their current and former parents, subsidiaries, divisions, affiliates, shareholders, officers, directors, attorneys, agents, employees, successors, and assigns (collectively referred to as the “Company Releasees”) from any and all rights, causes of action, claims or demands, whether express or implied, known or unknown, that arise on or before the date that Employee executes this Agreement, which Employee has or may have against the Company and/or the Company Releasees, including, but not limited to, any rights, causes of action, claims, or demands relating to or arising out of the following:
(a)anti-discrimination, anti-harassment, and anti-retaliation laws, such as the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, and Executive Order 11141, which prohibit employment discrimination based on age; Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Equal Pay Act, and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex, and prohibit sexual harassment or sexual abuse; the Genetic Information Nondiscrimination Act, which prohibits discrimination on the basis of genetic information; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; and the laws of North Carolina and Bermuda that prohibit employment discrimination or wage discrimination;
(b)other employment laws, such as the United Sates Worker Adjustment and Retraining Notification Acts, which requires that advance notice be given of certain workforce reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances; the laws of North Carolina and Bermuda which regulate wage and hour matters, including all forms of compensation, vacation pay, sick pay, compensatory time, overtime, commissions, bonuses, and meal and break periods; state family, medical, and military leave laws, which require employers to provide leaves of absence under certain circumstances; the Sarbanes Oxley Act; and any other federal, state, or local laws relating to employment;

(c)tort, contract, and quasi-contract claims, such as claims with respect to Unvested Equity Awards or claims for breach of the Employment Agreement, wrongful discharge, physical or personal injury, intentional or negligent infliction of emotional distress, fraud, fraud in the inducement, negligent misrepresentation, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of implied contract, unjust enrichment, promissory estoppel, breach of covenants of good faith and fair dealing, negligent hiring, negligent supervision, negligent retention, and similar or related claims; and
(d)all remedies of any type, including, but not limited to, damages and injunctive relief, in any action that may be brought on Employee’s behalf against the Company and/or the Company Releasees by any government agency or other entity or person.
Employee understands that Employee is releasing claims about which Employee may not know anything at the time Employee executes this Agreement. Employee acknowledges that it is Employee’s intent to release such unknown claims, even though Employee recognizes that someday Employee might learn new facts relating to Employee’s employment or learn that some or all of the facts Employee currently believes to be true are untrue, and even though Employee might then regret having signed this Agreement. Nevertheless, Employee acknowledges Employee’s awareness of that risk and agrees that this Agreement shall remain effective in all respects in any such case. Employee expressly waives all rights Employee might have under any laws intended to protect Employee from waiving unknown claims.
4.Excluded Claims. Notwithstanding anything to the contrary in this Agreement, the waiver and release contained in this Agreement shall exclude any rights or claims (a) that may arise after the date on which Employee executes this Agreement; (b) that cannot be released under applicable law (such as worker’s compensation and unemployment compensation claims); and (c) for indemnification or coverage under director’s and officer’s insurance. In addition, the Parties agree that this Agreement shall not adversely affect, alter, or extinguish any vested right that Employee may have with respect to (x) the vested non-qualified options listed on Appendix A (which shall remain exercisable in accordance with the terms of the James River Group Holdings, Ltd. 2014 Long-Term Incentive Plan, as amended, and the Non-Qualified Share Option Agreement entered into in connection with such options), and (y) any pension or other retirement benefits to which Employee is or will be entitled by virtue of Employee’s employment with the Company, and nothing in this Agreement shall prohibit Employee from enforcing such rights. Moreover, nothing in this Agreement shall prevent or preclude Employee from challenging in good faith the validity of this Agreement, nor does it impose any conditions precedent, penalties, or costs for doing so, unless specifically authorized by applicable law.
5.No Other Claims. Except to the extent previously disclosed by Employee in writing to the Company, Employee represents and warrants that Employee has (a) filed no claims, lawsuits, charges, grievances, or causes of action of any kind against the Company and/or the Company Releasees and, to the best of Employee’s knowledge, Employee possesses no claims (including Fair Labor Standards Act [“FLSA”], sexual harassment, sexual abuse and worker’s compensation claims); (b) received any and all compensation (including overtime compensation), meal periods, and rest periods to which Employee may have been entitled, and Employee is not currently aware of any facts or circumstances constituting a violation by the Company and/or the Company Releasees of the FLSA or other applicable wage, hour, meal period, and/or rest period laws; and (c) not suffered any work-related injury or illness within the twelve (12) months preceding Employee’s execution of this Agreement, and Employee is not currently aware of any facts or circumstances that would give rise to a worker’s compensation claim against the Company and/or the Company Releasees.
6.Wage Deduction Orders. Employee represents and warrants that Employee is not subject to any wage garnishment or deduction orders that would require payment to a third party of any portion of the Severance Pay. Any exceptions to the representation and warranty contained in this Paragraph must be described in writing and attached to the executed copy of this Agreement that Employee submits to the Company. Such disclosure shall not disqualify Employee from receiving Separation Pay under this Agreement; provided, however, that the amount of Severance Pay described in Paragraph 1 shall be reduced in accordance with any such wage garnishment or deduction order as required by applicable law.

7.Duty to Cooperate. Employee agrees that for one year after the Separation Date Employee will remain reasonably available to the Company as needed to assist in the smooth transition of Employee’s duties to one or more other employees of the Company, without additional compensation to Employee, provided, however, Employee’s obligations with respect to transition duties under this Paragraph shall not exceed 15 hours in any calendar month. Employee also agrees to reasonably assist the Company in pending or threatened litigation and any other administrative and regulatory proceedings, which currently exist or which may arise in the future.
8.Non-Disparagement. Employee will refrain from making negative or disparaging remarks about the Company or the Company Releasees. Employee will not provide information or issue statements regarding the Company or the Company Releasees, or take any other action, that would cause the Company or the Company Releasees embarrassment or humiliation or otherwise cause or contribute to them being held in disrepute. Likewise, the Company and Parent Company will not cause their directors, officers, managers, employees, or agents to provide information or issue statements regarding Employee, or take any other action, that would cause Employee embarrassment or humiliation or otherwise cause or contribute to Employee being held in disrepute. Nothing in this Agreement shall be deemed to preclude Employee, or the Company, the Parent Company or their directors, officers, managers, employees, or agents, from providing truthful testimony or statements in a legal or arbitration proceeding or pursuant to subpoena, court order, or similar legal process, or from providing truthful information to government or regulatory agencies.
9.Non-Admission of Liability. The Parties agree that nothing contained in this Agreement is to be construed as an admission of liability, fault, or improper action on the part of either of the Parties.
10.Return of Company Property. Employee represents and warrants that, by the Separation Date, Employee has returned all property belonging to the Company, including, but not limited to, all keys, access cards, office equipment, computers, cellular telephones, notebooks, documents, records, files, written materials, electronically stored information, credit cards bearing the Company’s name, and other Company property (originals or copies in whatever form) in Employee’s possession or under Employee’s control, with the exception of this Agreement, the Employment Agreement, compensation and benefits-related documents concerning Employee, and documents Employee has received in his capacity as a shareholder of the Parent Company.
11.Consultation With Legal Counsel. The Company hereby advises Employee to consult with an attorney prior to signing this Agreement.
12.Review and Revocation Periods. Employee acknowledges that Employee has been given at least twenty-one (21) days to consider this Agreement from the date that it was first given to Employee. Employee agrees that changes in the terms of this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21)-day consideration period. Employee shall have seven (7) days from the date that Employee executes the Agreement to revoke Employee’s acceptance of the Agreement by delivering written notice of revocation within the seven (7)-day period to the following Company contact:
James River Group, Inc.
1414 Raleigh Road, Suite 405
Chapel Hill, North Carolina 27517
Attn: Robert P. Myron, Chief Executive Officer

If Employee does not revoke acceptance, this Agreement will become effective and irrevocable by Employee on the eighth day after Employee has executed it.

13.Choice of Law. This Agreement shall be construed and administered in accordance with the laws of North Carolina, without regard to the principles of conflicts of law which might otherwise apply.
14.Severability. Should any provision of this Agreement or the provisions of the Employment Agreement incorporated in this Agreement be held to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of any such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

15.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A copy of an executed counterpart that is delivered electronically as a PDF attachment to an email or by facsimile shall be deemed to be an original signed counterpart.
16.Binding Effect. This Agreement shall be binding upon and inure to the benefit of Employee, the Company, and the Company Releasees, and their respective representatives, predecessors, heirs, successors, and assigns, provided, however, this Agreement may not be assigned by Employee, and any assignment by Employee shall be null and void.
17.Entire Agreement. This Agreement contains the complete understanding between the Parties as to the subject matter contained herein, and no other promises or agreements shall be binding unless signed by both an authorized representative of the Company and Employee. In signing this Agreement, the Parties are not relying on any fact, statement, or assumption not set forth in this Agreement. Notwithstanding the foregoing, Employee understands and agrees that Section 4 (Confidential Information and Privileged Information), Section 5 (Non-Competition), Section 8 (409A Compliance), Section 9 (Uniqueness of Services; Acknowledgments), Section 10 (Further Acknowledgments), Section 11 (Notices), and Section 17 (Dispute Resolution) of the Employment Agreement remain in full force and effect after the Separation Date, are not superseded by this Agreement, and are incorporated herein by reference.
18.Arbitration. Any dispute arising under, enforcing, or challenging the validity of this Agreement is subject to the Dispute Resolution provisions (Section 17) of the Employment Agreement, as incorporated herein.
19.Representation and Warranty of Understanding. By signing below, Employee represents and warrants that Employee: (a) has carefully read and understands the terms of this Agreement; (b) is entering into the Agreement knowingly, voluntarily and of Employee’s own free will; (c) understands its terms and significance and intends to abide by its provisions without exception; (d) has not made any false statements or representations in connection with this Agreement; and (e) has not transferred or assigned to any person or entity not a party to this Agreement any claim or right released hereunder, and Employee agrees to indemnify the Company and hold it harmless against any claim (including claims for attorney’s fees or costs actually incurred, regardless of whether litigation has commenced) based on or arising out of any alleged assignment or transfer of a claim by Employee.

/s/ Steven J. Hartman______
Steven J. Hartman
Dated: October 26, 2018

James River Group, Inc.
By: _____/s/ Robert P. Myron____________
Name: Robert P. Myron
Title: President and Chief Executive Officer
Dated: October 26, 2018

Stonewood Insurance Company

By: ___/s/ Sarah C. Doran____________
Name: Sarah C. Doran
Title: Chairman
Dated: October 26, 2018

Falls Lake Insurance Management Company, Inc.

By: _____/s/ Sarah C. Doran__________
Name: Sarah C. Doran
Title: Chairman
Dated: October 26, 2018

Falls Lake National Insurance Company

By: _____/s/ Sarah C. Doran__________
Name: Sarah C. Doran
Title: Chairman
Dated: October 26, 2018

Falls Lake General Insurance Company

By: _____/s/ Sarah C. Doran__________
Name: Sarah C. Doran
Title: Chairman
Dated: October 26, 2018

Falls Lake Fire and Casualty Company

By: _____/s/ Sarah C. Doran__________
Name: Sarah C. Doran
Title: Chairman
Dated: October 26, 2018

APPENDIX A
Schedule of vested and unvested Options and Unvested Restricted Share Units as of Separation Date
A. Vested and Unvested Non-Qualified Options

Grant Date	Grant Amount	Strike Price	Vested	Unvested	Expiration Date
2/16/2016	41,014	$32.07	27,342	13,672	2/15/2023

B. Unvested Restricted Share Units

Grant Date	Unvested Restricted Share Units
2/16/2016	1,183
2/14/2017	5,692
2/21/18	10,073